Exhibit 4.1

AFTERNEXT HEALTHTECH ACQUISITION CORP.

and

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

WARRANT AGREEMENT

Dated as of August 12, 2021

THIS WARRANT AGREEMENT (this “Agreement”), dated as of August 12, 2021, is by and between AfterNext HealthTech Acquisition Corp., a Cayman Islands exempted company (the “Company”), and Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent (in such capacity, the “Warrant Agent”, also referred to herein as the “Transfer Agent”).

WHEREAS, it is proposed that the Company enter into that certain Private Placement Warrants Purchase Agreement (as may be amended and restated from time to time, the “Private Placement Warrants Purchase Agreement”), with AfterNext HealthTech Sponsor, Series LLC (the “Sponsor”), a Delaware series limited liability company, pursuant to which the Sponsor will purchase an aggregate of up to 5,166,667 warrants (including up to 500,000 warrants subject to the Over-allotment Option (as defined below)) simultaneously with the closing of the Offering (as defined below) and the closing of the Over-allotment Option, if applicable), bearing the legend set forth in Exhibit B hereto (the “Private Placement Warrants”) at a purchase price of $1.50 per Private Placement Warrant;

WHEREAS, the Company is engaged in an initial public offering (the “Offering”) of units of the Company’s equity securities (the “Units”), each such unit comprised of one Class A ordinary shares of the Company, par value $0.0001 per share (“Ordinary Shares”) and one-third of one redeemable warrant and, in connection therewith, has determined to issue and deliver 8,625,000 redeemable warrants (including up to 1,125,000 redeemable warrants subject to the Over-allotment Option) to public investors in the Offering (the “Public Warrants” and, together with the Private Placement Warrants, the “Warrants”). Each whole Warrant entitles the holder to purchase one Ordinary Share, for $11.50 per share, subject to adjustment as described herein. Only whole Warrants are exercisable. A holder of the Warrants will not be able to exercise any fraction of a Warrant;

WHEREAS, in order to finance the Company’s transaction costs in connection with an intended initial merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination, involving the Company and one or more businesses (a “Business Combination”), the Sponsor or an affiliate of our Sponsor or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as the Company may require, of which up to $1,500,000 of such loans may be convertible into up to an additional 1,000,000 Private Placement Warrants at a price of $1.50 per Private Placement Warrant;

WHEREAS, on August 11, 2021, the Company entered into that certain Registration Rights Agreement (the “Registration Rights Agreement”), with Sponsor and certain holders , providing for the registration for resale of certain holders of Class F ordinary shares, par value $0.001 per share (the “Class F Ordinary Shares”);

WHEREAS, the Company has filed with the Securities and Exchange Commission (the “Commission”) a registration statement on Form S-1, No. 333-257815 (as amended from time to time, the “Registration Statement”) and will file a prospectus (the “Prospectus”) for the registration, under the Securities Act of 1933, as amended (the “Securities Act”), of the Units and the Public Warrants and the Ordinary Shares included in the Units;

WHEREAS, the Company desires the Warrant Agent to act on behalf of the Company, and the Warrant Agent is willing to so act, in connection with the issuance, registration, transfer, exchange, redemption and exercise of the Warrants;

WHEREAS, the Company desires to provide for the form and provisions of the Warrants, the terms upon which they shall be issued and exercised, and the respective rights, limitation of rights, and immunities of the Company, the Warrant Agent and the holders of the Warrants; and

WHEREAS, all acts and things have been done and performed which are necessary to make the Warrants, when executed on behalf of the Company and countersigned by or on behalf of the Warrant Agent, as provided herein, the valid, binding and legal obligations of the Company, and to authorize the execution and delivery of this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:

1.

Appointment of Warrant Agent. The Company hereby appoints the Warrant Agent to act as agent for the Company for the Warrants, and the Warrant Agent hereby accepts such appointment and agrees to perform the same in accordance with the terms and conditions set forth in this Agreement.

2.	Warrants.

2.1	Form of Warrant. Each Warrant shall be issued in registered form only.

2.2

Effect of Countersignature. If a physical certificate is issued, unless and until countersigned by the Warrant Agent pursuant to this Agreement, a Warrant shall be invalid and of no effect and may not be exercised by the holder thereof.

2.3	Registration.

2.3.1

Warrant Register. The Warrant Agent shall maintain books (the “Warrant Register”), for the registration of original issuance and the registration of transfer of the Warrants. Upon the initial issuance of the Warrants in book-entry form, the Warrant Agent shall issue and register the Warrants in the names of the respective holders thereof in such denominations and otherwise in accordance with instructions delivered to the Warrant Agent by the Company. Ownership of beneficial interests in the Public Warrants shall be shown on, and the transfer of such ownership shall be effected through, records maintained by institutions that have accounts with The Depository Trust Company (the “Depositary”) (such institution, with respect to a Warrant in its account, a “Participant”).

If the Depositary subsequently ceases to make its book-entry settlement system available for the Public Warrants, the Company may instruct the Warrant Agent regarding making other arrangements for book-entry settlement. In the event that the Public Warrants are not eligible for, or it is no longer necessary to have the Public Warrants available in, book- entry form, the Warrant Agent shall provide written instructions to the Depositary to deliver to the Warrant Agent for cancellation each book-entry Public Warrant, and the Company shall instruct the Warrant Agent to deliver to the Depositary definitive certificates in physical form evidencing such Warrants which shall be in the form annexedhereto as Exhibit A.

Physical certificates, if issued, shall be signed by, or bear the facsimile signature of, the Chief Executive Officer and Chairman of the board of directors (the “Board”), President, Chief Financial Officer, Secretary or other principal officer of the Company. In the event the person whose facsimile signature has been placed upon any Warrant shallhave ceased to serve in the capacity in which such person signed the Warrant before such Warrant is issued, it may be issued with the same effect as if he, she or they had not ceasedto be such at the date of issuance.

2.3.2

Registered Holder. Prior to due presentment for registration of transfer of any Warrant, the Company and the Warrant Agent may deem and treat the person in whose name such Warrant is registered in the Warrant Register (the “Registered Holder”) as the absolute owner of such Warrant and of each Warrant represented thereby (notwithstanding any notation of ownership or other writing on any physical certificate made by anyone other than the Company or the Warrant Agent), for the purpose of any exercise thereof, and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary.

2.4

Detachability of Public Warrants. The Ordinary Shares and Public Warrants comprising the Units shall begin separate trading on the 52nd day following the date of theProspectus or, if such 52nd day is not on a day, other than a Saturday, Sunday or federal holiday, on which banks in New York City are generally open for normal business (a “Business Day”), then on the immediately succeeding Business Day following such date, or earlier (the “Detachment Date”) with the consent of Goldman Sachs & Co. LLC, Deutsche Bank Securities Inc. and BofA Securities, Inc., as representatives of the several underwriters, but in no event shall the Ordinary Shares and the Public Warrants comprising the Units be separately traded until (A) the Company has filed (i) a Current Reporton Form 8-K with the Commission containing an audited balance sheet reflecting the receipt by the Company of the gross proceeds of the Offering, including the proceeds thenreceived by the Company from the exercise by the underwriters of their right to purchase additional Units in the Offering (the “Over-allotment Option”), if the Over-allotment Option is exercised prior to the filing of such Current Report on Form 8-K or (ii) a second or amended Current Report on Form 8-K to provide updated financial information to reflect the exercise of the Over- allotment Option, if the Over-allotment Option is exercised after the filing of the initial Current Report on Form 8-K, and (B) the Company issues a press release and files with the Commission a current report on Form 8-K announcing when such separate trading shall begin. Upon the Detachment Date, the Units will no longer trade, and each holder of Units will become, without any action by such holder, the holder of that number of Ordinary Shares and Public Warrants comprising the Units held by such holder, subject to Section 2.5 below.

2.5

No Fractional Warrants Other Than as Part of Units. The Company shall not issue fractional Warrants other than as part of the Units, each of which is comprised of one Ordinary Share and one-third of one whole Public Warrant. If, upon the detachmentof the Public Warrants from the Units or otherwise, a holder of Public Warrants would be entitled to receive a fractional Warrant, the Company shall round down to the nearest whole number the number of Public Warrants to be issued to such holder. Only whole Warrants may be exercised.

2.6	Private Placement Warrants.

2.6.1

The Private Placement Warrants shall be identical to the Public Warrants, except that, so long as they are held by the Sponsor or any of its Permitted Transferees (as defined below) the Private Placement Warrants: (i) may be exercised for cash or on a “cashless basis,” pursuant to subsection 3.3.1(c) hereof, (ii) including the Ordinary Shares issuable upon exercise of the Private Placement Warrants, may not be transferred, assigned or sold until thirty (30) days after the completion by the Company of a Business Combination, (iii) shall not be redeemable by the Company pursuant to Section 6.1 hereof and (iv) shall only be redeemable by the Company pursuant to Section 6.2 if the last reported sale price of our Ordinary Shares on the trading day prior to the date on which the Company sends the notice of redemption to the holders of the Warrants is less than $18.00 per share (subject to adjustment in compliance with Section 4 hereof); provided, however, that, notwithstanding clause (ii), the Private Placement Warrants and any Ordinary Shares held by the Sponsor or any of its Permitted Transferees that are issued upon exercise of the Private Placement Warrants may be transferred by the holders thereof:

(a)

to the Company’s officers or directors, any affiliates or family members of any of the Company’s officers or directors, any members of the Sponsor, or any affiliates of the Sponsor or any employees of such affiliates,

(b)

in the case of an individual, by gift to a member of one of the members of the individual’s immediate family or to a trust, the beneficiary of which is a member of the individual’s immediate family or an affiliate of such person, or to a charitable organization;

(c)	in the case of an individual, by virtue of laws of descent and distribution upon death of the individual;

(d)	in the case of an individual, pursuant to a qualified domestic relations order;

(e)	by private sales or transfers made in connection with the completion of the Company’s Business Combination at prices no greater than the price at which the securities were originally purchased;

(f)	by virtue of the laws of the Cayman Islands or the Sponsor’s limited liability company agreement upon dissolution of the Sponsor;

(g)	in the event of the Company’s liquidation prior to the Company’s completion of an initial Business Combination;

(h)	to the Company for no value for cancellation in connection with the completion of its initial Business Combination; and

(i)

in the event of the Company’s completion of a liquidation, merger, share exchange, reorganization or other similar transaction which results in all of the Company’s shareholders having the right to exchange their Ordinary Shares for cash, securities or other property subsequent to the completion of the Company’s initial Business Combination; provided, however, that, in the case of clauses (a) through (e), these permitted transferees (the “Permitted Transferees”) must enter into a written agreement with the Company agreeing to be bound by the transfer restrictions in this Agreement.

3.	Terms and Exercise of Warrants.

3.1

Warrant Price. Each whole Warrant shall, when countersigned by the Warrant Agent, entitle the Registered Holder thereof, subject to the provisions of such Warrant and of this Agreement, to purchase from the Company the number of Ordinary Shares stated therein, at the price of $11.50 per share, subject to the adjustments provided in Section 4 hereof and in the last sentence of this Section 3.1. The term “Warrant Price” as used in this Agreement shall mean the price per share (including in cash or by payment of Warrants pursuant to a “cashless exercise,” to the extent permitted hereunder) described in the prior sentence at which Ordinary Shares may be purchased at the time a Warrant is exercised. The Company in its sole discretion may lower the Warrant Price (including by allowed “cashless exercise”) at any time prior to the Expiration Date (as defined below) for a period of not less than twenty (20) Business Days (unless otherwise required by the Commission, any national securities exchange on which the Warrants are listed or applicable law); provided that the Company shall provide at least twenty (20) days prior written notice of such reduction to Registered Holders of the Warrants and, provided further that any such reduction shall be identical among all of the Warrants.

3.2

Duration of Warrants. A Warrant may be exercised only during the period (the “Exercise Period”) (A) commencing on the later of: (i) the date that is thirty (30) days after the first date on which the Company completes a Business Combination, and (ii) the date that is twelve (12) months from the date of the closing of the Offering, and (B) terminating at the earliest to occur of (x) 5:00 p.m., New York City time on the date that is five (5) years after the date on which the Company completes its initial Business Combination, (y) the liquidation of the Company in accordance with the Company’s Amended and Restated Memorandum and Articles of Association (as amended from time to time, the “Memorandum and Articles of Association”) if the Company fails to consummate a Business Combination and (z) other than with respect to the Private Placement Warrants then held by the Sponsor or its Permitted Transferees with respect to a redemption pursuant to Section 6.1 hereof or, if the Reference Value equals or exceeds $18.00 per share (subject to adjustment in compliance with Section 4 hereof), Section 6.2 hereof, 5:00 p.m., New York City time on the Redemption Date (as defined below) as provided in Section 6.3 hereof (the “Expiration Date”); provided, however, that the exercise of any Warrant shall be subject to the satisfaction of any applicable conditions,as set forth in subsection 3.3.2 below, with respect to an effective registration statement ora valid exemption therefrom being available. Except with respect to the right to receive the Redemption Price (as defined below) (other than with respect to a Private Placement Warrant then held by the Sponsor or its Permitted Transferees in connection with a redemption pursuant to Section 6.1 hereof or, if the Reference Value equals or exceeds $18.00 per share (subject to adjustment in compliance with Section 4 hereof), Section 6.2 hereof), in the event of a redemption (as set forth in Section 6.1 and Section 6.2 hereof), each Warrant (other than with respect to a Private Placement Warrant then held by the Sponsor or its Permitted Transferees in connection with a redemption pursuantto Section 6.1 hereof or, if the Reference Value equals or exceeds $18.00 per share (subject to adjustment in compliance with Section 4 hereof), Section 6.2 hereof) not exercised on or before the Expiration Date shall become void, and all rights thereunder and all rights in respect thereof under this Agreement shall cease at 5:00 p.m. New York City time on the Expiration Date. The Company in its sole discretion may extend the duration of the Warrants by delaying the Expiration Date; provided that the Company shall provide at least twenty (20) days prior written notice of any such extension to Registered Holders of the Warrants and, provided further that any such extension shall be identical in duration among all the Warrants.

3.3	Exercise of Warrants.

3.3.1

Payment. Subject to the provisions of the Warrant and this Agreement, a Warrant, when countersigned by the Warrant Agent, may be exercised by the Registered Holder thereof by surrendering it, at the office of the Warrant Agent, or at the office of its successor as Warrant Agent, together with (i) an election to purchase form, duly executed, electing to exercise such Warrants and (ii) payment in full of the Warrant Price for each full Ordinary Share as to which the Warrant is exercised and any and all applicable taxes due in connection with the exercise of the Warrant, the exchange of the Warrant for the Ordinary Shares and the issuance of such Ordinary Shares, as follows:

(a)	in lawful money of the United States, in good certified check or good bank draft payable to the order of the Warrant Agent;

(b)

in the event of a redemption pursuant to Section 6.1 hereof in which the Board has elected to require all holders of the Warrants who wish to exercise their Warrants to do so on a “cashless basis,” by surrenderingthe Warrants for that number of Ordinary Shares equal to the lesser of (A) the quotient obtained by dividing (x) the product of the number of Ordinary Shares underlying the Warrants, multiplied by the excess of the “Fair Market Value” (as defined in this subsection 3.3.1(b)) over the Warrant Price by (y) the Fair Market Value and (B) 0.3611 Ordinary Shares per Warrant. For purposes of this subsection 3.3.1(b), Section 6.1, Section 6.2 and Section 6.4 hereof, the “Fair Market Value” shall mean the average reported last sale price of the Ordinary Shares for the ten (10) trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of the Warrants, pursuant to Section 6 hereof;

(c)

with respect to any Private Placement Warrant, so long as such Private Placement Warrant is held by the Sponsor or a Permitted Transferee, by surrendering the Warrants for that number of Ordinary Shares equal to (i) if in connection with a redemption of Private Placement Warrants pursuant to Section 6.2 hereof, as provided in Section 6.2 hereof with respect to a Make-Whole Exercise (as defined below) and (ii) in all other scenarios, the quotient obtained by dividing (x) the product of the numberof Ordinary Shares underlying the Warrants, multiplied by the excess of the “Fair Market Value” (as defined in this subsection 3.3.1(c)) over the Warrant Price by (y) the Fair Market Value. Solely for purposes of this subsection 3.3.1(c), the “FairMarket Value” shall mean the average reported last sale price of the Ordinary Shares for the ten (10) trading days ending on the third trading day prior to the date on which notice of redemption is sent to the holder of the Warrants;

(d)	on a “cashless basis,” as provided in Section 6.2 hereof with respect to a Make- WholeExercise; or

(e)	on a “cashless basis,” as provided in Section 7.4 hereof.

3.3.2

Issuance of Ordinary Shares on Exercise. As soon as practicable after the exercise of any Warrant and the clearance of the funds in payment of the Warrant Price (if payment is pursuant to subsection 3.3.1(a)), or the surrender of Warrants in connection with a “cashless exercise,” the Company shall issue to the Registered Holder of such Warrant a book-entry position or certificate, as applicable, for the number of full Ordinary Shares to which he, she or it is entitled, registered in such name or names as may be directed by him, her or it on the register of members of the Company, and if such Warrant shall not have been exercised in full, a new book-entry position or countersigned Warrant, as applicable, for the number of shares as to which such Warrant shall not have been exercised. Notwithstanding the foregoing, the Company shall not be obligated to deliver any Ordinary Shares pursuant to the exercise of a Warrant and shall have no obligation to settle such Warrant exercise unless a registration statement under the Securities Act with respect to the Ordinary Shares underlying the Public Warrants is then effective and a prospectus relating thereto is current, subject to the Company’s satisfying its obligations under Section 7.4, or a valid exemption from registration is available. No Warrant shall be exercisable and the Company shall not be obligated to issue Ordinary Shares upon exercise of a Warrant unless the Ordinary Shares issuable upon such Warrant exercise have been registered, qualified or deemed to be exempt from registration or qualification under the securities laws of the state of residence of the Registered Holder of the Warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a Warrant, the holder of such Warrant shall not be entitled to exercise such Warrant and such Warrant may have no value and expire worthless, in which case the purchaser of a Unit containing such Public Warrants shall have paid the full purchase price for the Unit solely for the Ordinary Shares underlying such Unit. In no event will the Company be required to net cash settle any Warrant. Subject to Section 4.6 hereof, a Registered Holder of Warrants may exercise its Warrants only for a whole number of Ordinary Shares. The Company may require holders of Public Warrants to settle the Warrant on a “cashless basis” pursuant to Section 6.1, Section 6.2 and Section 7.4 hereof. If, by reason of any exercise of Warrants on a “cashless basis,” the holder of any Warrant would be entitled, upon the exercise of such Warrant, to receive a fractional interest in an Ordinary Share, the Company shall round down to the nearest whole number, the number of Ordinary Shares to be issued to such holder.

3.3.3

Valid Issuance. All Ordinary Shares issued upon the proper exercise of a Warrant in conformity with this Agreement and the Memorandum and Articles of Association, and upon registration in the Register of Members of the Company, shall be validly issued, fully paid and nonassessable.

3.3.4

Date of Issuance. Each person in whose name any book-entry position or certificate, as applicable, for Ordinary Shares is issued and who is registered in the register of members of the Company shall for all purposes be deemed to have become the holder of record of such Ordinary Shares on the date on which the Warrant, orbook-entry position representing such Warrant, was surrendered and payment of the Warrant Price was made, irrespective of the date of delivery of such certificate in the caseof a certificated Warrant, except that, if the date of such surrender and payment is a date when the register of members of the Company or book-entry system of the Warrant Agentare closed, such person shall be deemed to have become the holder of such shares at the close of business on the next succeeding date on which the share transfer books or book-entry system are open.

3.3.5

Maximum Percentage. A holder of a Warrant may notify the Company in writing in the event it elects to be subject to the provisions contained in this subsection 3.3.5; however, no holder of a Warrant shall be subject to this subsection 3.3.5 unless he, she or it makes such election. If the election is made by a holder, the Warrant Agent shall not effect the exercise of the holder’s Warrant, and such holder shall not have the right to exercise such Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the Warrant Agent’s actual knowledge, would beneficially own in excess of 9.8% (the “Maximum Percentage”) of the Ordinary Shares issued and outstanding immediately after giving effect to such exercise. For purposes of the foregoing sentence, the aggregate number of Ordinary Shares beneficially owned by such person and its affiliates shall include the number of Ordinary Shares issuable upon exercise of the Warrant with respect to which the determination of such sentence is being made, but shall exclude Ordinary Shares that would be issuable upon (x) exercise of the remaining, unexercised portion of the Warrant beneficially owned by such person and its affiliates and (y) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company beneficially owned by such person and its affiliates (including, without limitation, any convertible notes or convertible preferred shares or warrants) subject to a limitation on conversion or exercise analogous to the limitation contained herein. Except as set forth in the preceding sentence, for purposes of this paragraph, beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). For purposes of the Warrant, in determining the number of issued and outstanding Ordinary Shares, the holder may rely on the number of issued and outstanding Ordinary Shares as reflected in (1) the Company’s most recent Annual Report on Form 10-K, Quarterly Report on Form 10-Q, Current Report on Form 8-K or other public filing with the Commission as the case may be, (2) a more recent public announcement by the Company or (3) any other notice by the Company or Continental Stock Transfer & Trust Company, as transfer agent (in such capacity, the “Transfer Agent”) setting forth the number of Ordinary Shares issued and outstanding. For any reason at any time, upon the written request of the holder of the Warrant, the Company shall, within two (2) Business Days, confirm orally and in writing to such holder the number of Ordinary Shares then issued and outstanding. In any case, the number of issued and outstanding Ordinary Shares shall be determined after giving effect to the conversion or exercise of equity securities of the Company by the holder and its affiliates since the date as of which such number of issued and outstanding Ordinary Shares was reported. By written notice to the Company, the holder of a Warrant may from time to time increase or decrease the Maximum Percentage applicable to such holder to any other percentage specified in such notice; provided, however, that any such increase shall not be effective until the sixty-first (61st) day after such notice is delivered to the Company.

4.	Adjustments.

4.1	Share Dividends.

4.1.1

Split-Ups. If after the date hereof, and subject to the provisions of Section 4.6 below, the number of issued and outstanding Ordinary Shares is increased by a capitalization of Ordinary Shares, or by a split-up of Ordinary Shares or other similar event, then, on the effective date of such share dividend, split-up or similar event, the number of Ordinary Shares issuable on exercise of each Warrant shall be increased in proportion to such increase in the issued and outstanding Ordinary Shares. A rights offering to holders of Ordinary Shares entitling holders to purchase Ordinary Shares at a price less than the “Fair Market Value” (as defined below) shall be deemed a capitalization of a number of Ordinary Shares equal to the product of (i) the number of Ordinary Shares actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for the Ordinary Shares) multiplied by (ii) one (1) minus the quotient of (x) the price per Ordinary Share paid in such rights offering divided by (y) the Fair Market Value. For purposes of this subsection 4.1.1, (i) if the rights offering is for securities convertible into or exercisable for Ordinary Shares, in determining the price payable for Ordinary Shares, there shall be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) “Fair Market Value” means the volume-weighted average price of the Ordinary Shares as reported for the ten (10) trading days ending on the trading day prior to the date on which notice of redemption is sent to the holder of the Warrants, without the right to receive such rights. No Ordinary Shares shall be issued at less than their par value.

4.1.2

Extraordinary Dividends. If the Company, at any time while the Warrants are outstanding and unexpired, shall pay a dividend or make a distribution in cash, securities or other assets to the holders of Ordinary Shares on account of such Ordinary Shares (or other shares of the Company’s share capital into which the Warrants are convertible), other than (a) as described in subsection 4.1.1 above, (b) Ordinary Cash Dividends (as defined below), (c) to satisfy the redemption rights of the holders of the Ordinary Shares in connection with a proposed initial Business Combination, (d) to satisfy the redemption rights of the holders of the Ordinary Shares in connection with a shareholder vote to amend the Memorandum and Articles of Association pursuant to Section 9.7 thereof (i) to modify the substance and timing of the Company’s obligation to allow redemption in connection with the Company’s initial Business Combination or to redeem 100% of its Ordinary Shares included in the Units sold in the Offering if the Company doesnot complete the Business Combination within the time period set forth in the Memorandum and Articles of Association or (ii) with respect to any other provisions relating to shareholders’ rights or pre-initial Business Combination activity, or (e) in connection with the redemption of public shares upon the failure of the Company to complete its initial Business Combination and any subsequent distribution of its assets upon its liquidation (any such non-excluded event being referred to herein as an “Extraordinary Dividend”), then the Warrant Price shall be decreased, effective on the effective date of such Extraordinary Dividend, by the amount of cash and/or the fair market value (as determined by the Board, in good faith) of any securities or other assets paid on each Ordinary Share in respect of such Extraordinary Dividend. For purposes of this subsection 4.1.2, “Ordinary Cash Dividends” means any cash dividend or cash distribution which, when combined on a per-share basis, with the per-share amounts of all other cash dividends and cash distributions paid on the Ordinary Shares during the 365-day period ending on the date of declaration of such dividend or distribution (as adjusted to appropriately reflect any of the events referred to in other subsections of this Section 4 and excluding cash dividends or cash distributions that resulted in an adjustment to the Warrant Price or to the number of Ordinary Shares issuable on exercise of each Warrant) to the extent it does not exceed $0.50 (being 5% of the offering price of the Units in the Offering).

4.2

Aggregation of Shares. If, after the date hereof, and subject to the provisions of Section 4.6 hereof, the number of issued and outstanding Ordinary Shares is decreased by a consolidation, combination, reverse share split or reclassification of Ordinary Shares or other similar event, then, on the effective date of such consolidation, combination, reverse share split, reclassification or similar event, the number of Ordinary Shares issuable on exercise of each Warrant shall be decreased in proportion to such decrease in issued and outstanding Ordinary Shares.

4.3

Adjustments in Exercise Price. Whenever the number of Ordinary Shares purchasable upon the exercise of the Warrants is adjusted, as provided in subsection 4.1.1 or Section 4.2 above, the Warrant Price shall be adjusted (to the nearest cent) by multiplying such Warrant Price immediately prior to such adjustment by a fraction (x) the numerator of which shall be the number of Ordinary Shares purchasable upon the exercise of the Warrants immediately prior to such adjustment, and (y) the denominator of which shall be the number of Ordinary Shares so purchasable immediately thereafter, and the $10.00 and $18.00 per share redemption trigger price described in Section 6.2 and Section 6.1, respectively, will be adjusted (to the nearest cent) to be equal to 100% and 180%, respectively, of the adjusted Warrant Price.

4.4

Raising of Capital in Connection with the Initial Business Combination. If (x) the Company issues additional Ordinary Shares or equity-linked securities for capital raising purposes in connection with the closing of its initial Business Combination at an issue price or effective issue price of less than $9.20 per Ordinary Share (with such issue price or effective issue price to be determined in good faith by the Board and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Class F Ordinary Shares, held by the Sponsor or such affiliates, as applicable, prior to such issuance (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equityproceeds and interest thereon available for the funding of the Company’s initial Business Combination on the date of the completion of the Company’s initial

Business Combination (net of redemptions), and (z) the volume-weighted average price of Ordinary Shares as reported during the twenty (20) trading day period starting on the trading day prior to the day on which the Company completes its initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the Warrant Price will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $10.00 and $18.00 per share redemption trigger prices described in Section 6.2 and Section 6.1, respectively, will be adjusted (to the nearest cent) to be equal to 100% and 180%, respectively, of the higher of the Market Value and the Newly Issued Price.

4.5

Replacement of Securities upon Reorganization, etc. In case of any reclassification or reorganization of the issued and outstanding Ordinary Shares (other than a change under Section 4.1. or Section 4.2 hereof or that solely affects the par value of such Ordinary Shares), or in the case of any merger or consolidation of the Company with or into another corporation (other than a consolidation or merger in which the Company is the continuing corporation and that does not result in any reclassification or reorganization of the issued and outstanding Ordinary Shares), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of the Company as an entirety or substantially as an entirety in connection with which the Company is dissolved, the holders of the Warrants shall thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Warrants and in lieu of the Ordinary Shares of the Company immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Warrants would have received if such holder had exercised his, her or its Warrant(s) immediately prior to such event (the “Alternative Issuance” ); provided, however, that (i) if the holders of the Ordinary Shares were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets constituting the Alternative Issuance for which each Warrant shall become exercisable shall be deemed to be the weighted average of the kind and amount received per share by the holders of the Ordinary Shares in such consolidation or merger that affirmatively make such election, and (ii) if a tender, exchange or redemption offer shall have been made to and accepted by the holders of the Ordinary Shares (other than a tender, exchange or redemption offer made by the Company in connection with redemption rights held by shareholders of the Company as provided for in the Memorandum and Articles of Association or as a result of the redemption of Ordinary Shares by the Company if a proposed initial Business Combination is presented to the shareholders of the Company forapproval) under circumstances in which, upon completion of such tender or exchange offer,the maker thereof, together with members of any group (within the meaning of Rule 13d- 5(b)(1) under the Exchange Act) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the ExchangeAct) and any members of any such group of which any such affiliate or associate is a part,own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of the issued and outstanding Ordinary Shares, the holder of a Warrant shall be entitledto receive as the Alternative Issuance, the highest amount of cash, securities or other property to which such holder would actually have been entitled as a shareholder if such Warrant holder had exercised the Warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the Ordinary Shares held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustments (from and afterthe consummation of such tender or exchange offer) as nearly equivalent as possible to theadjustments provided for in this Section 4; provided, further, that, if less than 70% of the consideration receivable by the holders of the Ordinary Shares in the applicable event is payable in the form of capital stock or shares in the successor entity that is listed for tradingon a national securities exchange or is quoted in an established over-the-counter market, oris to be so listed for trading or quoted immediately following such event, and if the Registered Holder properly exercises the Warrant within thirty (30) days following the public disclosure of the consummation of such applicable event by the Company pursuantto a Current Report on Form 8-K filed with the Commission, the Warrant Price shall be reduced by an amount (in dollars) equal to the difference of (i) the Warrant Price in effectprior to such reduction minus (ii) (A) the Per Share Consideration (as defined below) (butin no event less than zero) minus (B) the Black- Scholes Warrant Value (as defined below).The “Black-Scholes Warrant Value” means the value of a Warrant immediately prior to the consummation of the applicable event based on the Black-Scholes Warrant Model for a Capped American Call on Bloomberg Financial Markets (assuming zero dividends) (“Bloomberg”). For purposes of calculating such amount, (i) Section 6 of this Agreement shall be taken into account, (ii) the price of each Ordinary Share shall be the volume-weighted average price of the Ordinary Shares as reported during the ten (10) trading day period ending on the trading day prior to the effective date of the applicable event, (iii) the assumed volatility shall be the 90 day volatility obtained from the HVT function on Bloomberg determined as of the trading day immediately prior to the day of the announcement of the applicable event, and (iv) the assumed risk-free interest rate shall correspond to the U.S. Treasury rate for a period equal to the remaining term of the Warrant. “Per Share Consideration” means (i) if the consideration paid to holders of the Ordinary Shares consists exclusively of cash, the amount of such cash per Ordinary Share,and (ii) in all other cases, the volume-weighted average price of the Ordinary Shares as reported during the ten (10) trading day period ending on the trading day prior to the effective date of the applicable event. If any reclassification or reorganization also results in a change in Ordinary Shares covered by subsection 4.1.1, then such adjustment shall be made pursuant to subsection 4.1.1 or Sections 4.2, 4.3 and this Section 4.4. The provisionsof this Section 4.4 shall similarly apply to successive reclassifications, reorganizations, mergers or consolidations, sales or other transfers. In no event will the Warrant Price be reduced to less than the par value per share issuable upon exercise of such Warrant.

4.6

Notices of Changes in Warrant. Upon every adjustment of the Warrant Price or the number of shares issuable upon exercise of a Warrant, the Company shall give written notice thereof to the Warrant Agent, which notice shall state the Warrant Price resulting from such adjustment and the increase or decrease, if any, in the number of Ordinary Shares purchasable at such price upon the exercise of a Warrant, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based. Upon the occurrence of any event specified in Sections 4.1, 4.2, 4.3, 4.4 or 4.5, the Company shall give written notice of the occurrence of such event to each holder of a Warrant, at the last address set forth for such holder in the Warrant Register, of the record date or the effective date of the event. Failure to give such notice, or any defect therein, shall not affect the legality or validity of such event.

4.7

No Fractional Shares. Notwithstanding any provision contained in this Agreement to the contrary, the Company shall not issue fractional Ordinary Shares upon the exercise of Warrants. If, by reason of any adjustment made pursuant to this Section 4, the holder of any Warrant would be entitled, upon the exercise of such Warrant, to receive a fractional interest in a share, the Company shall, upon such exercise, round down to the nearest whole number the number of Ordinary Shares to be issued to such holder.

4.8

Form of Warrant. The form of Warrant need not be changed because of any adjustment pursuant to this Section 4, and Warrants issued after such adjustment may state the same Warrant Price and the same number of shares as is stated in the Warrants initially issued pursuant to this Agreement; provided, however, that the Company may at any time in its sole discretion make any change in the form of Warrant that the Company may deem appropriate and that does not affect the substance thereof, and any Warrant thereafter issued or countersigned, whether in exchange or substitution for an outstanding Warrant or otherwise, may be in the form as so changed.

4.9

Other Events. In case any event shall occur affecting the Company as to which none of the provisions of the preceding subsections of this Section 4 are strictly applicable, but which would require an adjustment to the terms of the Warrants in order to (i) avoid an adverse impact on the Warrants and (ii) effectuate the intent and purpose of this Section 4, then, in each such case, the Company shall appoint a firm of independent registered public accountants, investment banking or other appraisal firm of recognized national standing, which shall give its opinion as to whether or not any adjustment to the rights represented by the Warrants is necessary to effectuate the intent and purpose of this Section 4 and, if they determine that an adjustment is necessary, the terms of such adjustment; provided, however, that under no circumstances shall the Warrants be adjusted pursuant to this Section 4.9 as a result of any issuance of securities in connection with a Business Combination. The Company shall adjust the terms of the Warrants in a manner that is consistent with any adjustment recommended in such opinion.

4.10

No Adjustment. For the avoidance of doubt, no adjustment shall be made to the terms of the Warrants solely as a result of an adjustment to the conversion ratio of the Class F Ordinary Shares into Ordinary Shares or the conversion of the Class F Ordinary Shares into Ordinary Shares, in each case, pursuant to the Memorandum and Articles of Association.

5.	Transfer and Exchange of Warrants.

5.1

Registration of Transfer. The Warrant Agent shall register the transfer, from time to time, of any outstanding Warrant upon the Warrant Register, upon surrender of such Warrant for transfer, properly endorsed with signatures properly guaranteed and accompanied by appropriate instructions for transfer. Upon any such transfer, a new Warrant representing an equal aggregate number of Warrants shall be issued and the old Warrant shall be cancelled by the Warrant Agent. In the case of certificated Warrants, the Warrants so cancelled shall be delivered by the Warrant Agent to the Company from time to time upon request.

5.2

Procedure for Surrender of Warrants. Warrants may be surrendered to the Warrant Agent, together with a written request for exchange or transfer, and thereupon the Warrant Agent shall issue in exchange therefor one or more new Warrants as requested by the Registered Holder of the Warrants so surrendered, representing an equal aggregate number of Warrants; provided, however, that in the event that a Warrant surrendered for transfer bears a restrictive legend (as in the case of the Private Placement Warrants), the Warrant Agent shall not cancel such Warrant and issue new Warrants in exchange thereof until the Warrant Agent has received an opinion of counsel for the Company stating that such transfer may be made and indicating whether the new Warrants must also bear a restrictive legend.

5.3

Fractional Warrants. The Warrant Agent shall not be required to effect any registration of transfer or exchange which shall result in the issuance of a warrant certificate or book-entry position for a fraction of a warrant, except as a part of the Units.

5.4	Service Charges. No service charge shall be made for any exchange or registration of transfer of Warrants.

5.5

Warrant Execution and Countersignature. The Warrant Agent is hereby authorized to countersign and to deliver, in accordance with the terms of this Agreement, the Warrants required to be issued pursuant to the provisions of this Section 5, and the Company, whenever required by the Warrant Agent, shall supply the Warrant Agent with Warrants duly executed on behalf of the Company for such purpose.

5.6

Transfer of Warrants. Prior to the Detachment Date, the Public Warrants may be transferred or exchanged only together with the Unit in which such Warrant is included, and only for the purpose of effecting, or in conjunction with, a transfer or exchange of such Unit. Furthermore, each transfer of a Unit on the register relating to such Units shall operate also to transfer the Warrants included in such Unit. Notwithstanding the foregoing, the provisions of this Section 5.6 shall have no effect on any transfer of Warrants on and after the Detachment Date.

6.	Redemption.

6.1

Redemption of Warrants When the Price per Ordinary Share Equals or Exceeds $18.00. Subject to Sections 6.5 and 6.6 hereof, not less than all of the outstanding Warrants may be redeemed, at the option of the Company, at any time during the Exercise Period, at the office of the Warrant Agent, upon notice to the Registered Holders of the Warrants, as described in Section 6.3 below, at a Redemption Price of $0.01 per Warrant, provided that (a) the Reference Value equals or exceeds $18.00 per share (subject to adjustment in compliance with Section 4 hereof) and (b)(i) there is an effective registration statement covering the Ordinary Shares issuable upon exercise of the Warrants, and a current prospectus relating thereto, available throughout the 30-day Redemption Period (as defined in Section 6.3 below) or (ii) the Company has elected to require any holder that wishes to exercise his, her or its Warrants to do so on a “cashless basis” pursuant to subsection 3.3.1(b) and such “cashless exercise” is exempt fromregistration under Section 3(a)(9) of the Securities Act or another exemption. The Company may elect to require “cashless exercise” whether or not an effective registration statement is available through the 30-day Redemption Period.

6.2

Redemption of Warrants When the Price per Ordinary Share Equals or Exceeds $10.00. Subject to Sections 6.5 and 6.6 hereof, not less than all of the outstanding Warrants may be redeemed, at the option of the Company, at any time during the Exercise Period, at the office of the Warrant Agent, upon notice to the Registered Holders of the Warrants, as described in Section 6.3 below, at a Redemption Price of $0.10 per Warrant, provided that (i) the last reported sale price of our Ordinary Shares on the trading day prior to the date on which the Company sends the notice of redemption to the holders of the Warrants equals or exceeds $10.00 per share (subject to adjustment in compliance with Section 4 hereof) and (ii) the last reported sale price of our Ordinary Shares on the trading day prior to the date on which the Company sends the notice of redemption to the holders of the Warrants is less than $18.00 per share (subject to adjustment in compliance with Section 4 hereof). During the 30-day Redemption Period in connection with a redemption pursuant to this Section 6.2, Registered Holders of the Warrants may elect to exercise their Warrants on a “cashless basis” pursuant to subsection 3.3.1(b) and receive a number of Ordinary Shares determined by reference to the table below, based on the Redemption Date (calculated for purposes of the table as the period to expiration of the Warrants) and the “Fair Market Value” (as such term is defined in subsection 3.3.1(b) hereof) (a “Make-Whole Exercise”).

Redemption Date (period to expiration of the Warrants)	Fair Market Value of Ordinary Shares ($)
	<$10.00	$11.00	$12.00	$13.00	$14.00	$15.00	$16.00	$17.00	>$18.00
60 months	0.261	0.281	0.297	0.311	0.324	0.337	0.348	0.358	0.361
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.361
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.361
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.361
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.361
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.361
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.361
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.361
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.361
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.361
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.361
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.361
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.361
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.361
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.361
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.361
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.361
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.361
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.361
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361

The exact Fair Market Value and Redemption Date (as defined below) may not be set forth in the table above, in which case, if the Fair Market Value is between two values in the table or the Redemption Date is between two redemption dates in the table, the number of Ordinary Shares to be issued for each Warrant exercised in a Make-Whole Exercise will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower Fair Market Values and the earlier and later redemption dates, as applicable, based on a 365- or 366-day year, as applicable.

The share prices set forth in the column headings of the table above shall be adjusted as of any date on which the number of shares issuable upon exercise of a Warrant or the Warrant Price is adjusted pursuant to Section 4 hereof. In the event of a Warrant Price adjustment pursuant to Section 4.3, the adjusted share prices in the column headings shall equal the share prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the Warrant Price after such adjustment and the denominator of which is the Warrant Price immediately prior to such adjustment. In such an event, the number of shares in the table above shall be adjusted by multiplying such share amounts by a fraction, the numerator of which is the number of shares deliverable upon exercise of a Warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a Warrant as so adjusted. If the Warrant Price is adjusted pursuant to Section 4.4, the adjusted share prices set forth in the column headings of the table above shall be multiplied by a fraction, the numerator of which is the higher of the Market Value and the Newly Issued Price and the denominator of which is $10.00. In no event will the number of shares issued in connection with a Make-Whole Exercise exceed 0.3611 Ordinary Shares per Warrant (subject to adjustment).

6.3

Date Fixed for, and Notice of, Redemption; Redemption Price; Reference Value. In the event that the Company elects to redeem the Warrants pursuant to Section 6.1 or 6.2, the Company shall fix a date for the redemption (the “Redemption Date”). Notice of redemption shall be mailed by first class mail, postage prepaid, by the Company not less than thirty (30) days prior to the Redemption Date (the “30-day Redemption Period”) to the Registered Holdersof the Public Warrants to be redeemed at their last addresses as they shall appear on the registration books. Any notice mailed in the manner herein provided shall be conclusivelypresumed to have been duly given whether or not the Registered Holder received such notice. As used in this Agreement, (a) “Redemption Price” shall mean the price per Warrantat which any Warrants are redeemed pursuant to Sections 6.1 or 6.2 and (b) “Reference Value” shall mean the last reported sales price of the Ordinary Shares for any twenty (20) trading days within the thirty (30) trading-day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the Registered Holder.

6.4

Exercise After Notice of Redemption. The Warrants may be exercised, for cash (or on a “cashless basis” if the Company so elects in accordance with Section 6.1, or in connection with a redemption pursuant to Section 6.2 of this Agreement) at any time after notice of redemption shall have been given by the Company pursuant to Section 6.3 hereof and prior to the Redemption Date. In the event that the Company determines to require all holders of Warrants to exercise their Warrants on a “cashless basis,” the notice of redemption shall contain the information necessary to calculate the number of Ordinary Shares to be received upon exercise of the Warrants, including the “Fair Market Value” (as such term is defined in subsection 3.3.1(b) hereof) and in the case of a redemption pursuant to Section 6.2, the relevant value based on the table above. On and after the Redemption Date, the record holder of the Warrants shall have no further rights except to receive, upon surrender of the Warrants, the Redemption Price.

6.5

Exclusion of Private Placement Warrants. The Company agrees that (a) the redemption rights provided in Section 6.1 hereof shall not apply to the Private Placement Warrants if at the time of the redemption such Private Placement Warrants continue to be held by the Sponsor or its Permitted Transferees and (b) the redemption rights provided in Section 6.2 hereof shall not apply to the Private Placement Warrants if at the time of the redemption such Private Placement Warrants continue to be held by the Sponsor or its Permitted Transferees and the Reference Value equals or exceeds $18.00 per share (subject to adjustment in compliance with Section 4 hereof). However, once such Private Placement Warrants are transferred (other thanto Permitted Transferees in accordance with Section 2.6 hereof), the Company may redeem the Private Placement Warrants pursuant to Section 6.1 or 6.2 hereof, provided that the criteria for redemption are met, including the opportunity of the holder of such Private Placement Warrants to exercise the Private Placement Warrants prior to redemption pursuant to Section 6.4 hereof. Private Placement Warrants that are transferred to persons other than Permitted Transferees shall upon such transfer cease to be Private Placement Warrants and shall become Public Warrants under this Agreement, including for purposes of Section 9.8 hereof.

6.6

Public Warrants Held by the Company’s Officers or Directors. The Company agrees that if Public Warrants are held by any of the Company’s officers or directors, the Public Warrants held by such officers and directors will be subject to the redemption rights provided in Section 6.1 or 6.2, except that such officers and directors shall only receive “Fair Market Value” (“Fair Market Value” in this Section 6.6 shall mean the average reported last sale price of the Ordinary Shares for the ten (10) trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of the Warrants) for such Public Warrants so redeemed.

7.	Other Provisions Relating to Rights of Holders of Warrants.

7.1

No Rights as Shareholder. A Warrant does not entitle the Registered Holder thereof to any of the rights of a shareholder of the Company, including, without limitation, the right to receive dividends, or other distributions, exercise any preemptive rights to vote or to consent or to receive notice as shareholders in respect of the meetings of shareholders or the election of directors of the Company or any other matter.

7.2

Lost, Stolen, Mutilated, or Destroyed Warrants. If any Warrant is lost, stolen, mutilated, or destroyed, the Company and the Warrant Agent may on such terms as to indemnity or otherwise as they may in their discretion impose (which shall, in the case of a mutilated Warrant, include the surrender thereof), issue a new Warrant of like denomination, tenor, and date as the Warrant so lost, stolen, mutilated, or destroyed. Any such new Warrant shall constitute a substitute contractual obligation of the Company, whether or not the allegedly lost, stolen, mutilated, or destroyed Warrant shall be at any time enforceable by anyone.

7.3

Reservation of Ordinary Shares. The Company shall at all times reserve and keep available a number of its authorized but unissued Ordinary Shares that shall be sufficient to permit the exercise in full of all outstanding Warrants issued pursuant to this Agreement.

7.4	Registration of Ordinary Shares; “Cashless Exercise.”

7.4.1

Registration of the Ordinary Shares Underlying the Public Warrants. The Company agrees that as soon as practicable, but in no event later than twenty (20) Business Days after the closing of its initial Business Combination, it shall use its commercially reasonable efforts to file with the Commission a registration statement for the registration,under the Securities Act, of the Ordinary Shares issuable upon exercise of the Public Warrants. The Company shall use its commercially reasonable efforts to cause the same to become effective within sixty (60) Business Days after the closing of its initial Business Combination and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration or redemption of the Public Warrants in accordance withthe provisions of this Agreement. If any such registration statement has not been declared effective by the sixtieth (60th) Business Day following the closing of the Business Combination, holders of the Warrants shall have the right, during the period beginning on the sixty-first (61st) Business Day after the closing of the Business Combination and ending upon such registration statement being declared effective by the Commission, and during any other period when the Company shall fail to have maintained an effective registration statement covering the Ordinary Shares issuable upon exercise of the Warrants, to exercise such Warrants on a “cashless basis,” pursuant to subsection 3.3.1(d) by exchanging the Warrants (in accordance with Section 3(a)(9) of the Securities Act or another exemption) for that number of Ordinary Shares equal to the lesser of (A) the quotient obtained by dividing (x) the product of the number of Ordinary Shares underlying the Warrants, multiplied by the excess of the “Fair Market Value” (as defined below) less the Warrant Price by (y) the Fair Market Value and (B) 0.3611 Ordinary Shares per Warrant. Solely for purposes of this subsection 7.4.1, “Fair Market Value” shall mean the volume-weighted average price of the Ordinary Shares as reported during the ten (10) trading day period ending on the trading day prior to the date that notice of redemption is sent to the holder of the Warrants. The date that notice of “cashless exercise” is received by the Warrant Agent shall be conclusively determined by the Warrant Agent. In connection with the “cashless exercise”of a Public Warrant, the Company shall, upon request, provide the Warrant Agent with anopinion of counsel for the Company (which shall be an outside law firm with securities lawexperience) stating that (i) the exercise of the Warrants on a “cashless basis” in accordancewith this subsection 7.4.1 is not required to be registered under the Securities Act and (ii) the Ordinary Shares issued upon such exercise shall be freely tradable under United States federal securities laws by anyone who is not an affiliate (as such term is defined in Rule 144 under the Securities Act) of the Company and, accordingly, shall not be required to bear a restrictive legend. Except as provided in subsection 7.4.2, for the avoidance of doubt, unless and until all of the Public Warrants have been exercised or have expired, the Company shall continue to be obligated to comply with its registration obligations under the first three sentences of this subsection 7.4.1.

7.4.2

“Cashless Exercise” at Company’s Option. If the Ordinary Shares are, at the time of any exercise of a Public Warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, theCompany may, at its option, (i) require holders of Public Warrants who exercise their Public Warrants to exercise such Public Warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act as described in subsection 7.4.1, and (ii) in the event the Company so elects, the Company shall (x) not be required to file or maintain in effect a registration statement for the registration, under theSecurities Act, of the Ordinary Shares issuable upon exercise of the Warrants, notwithstanding anything in this Agreement to the contrary, and (y) use its commercially reasonable efforts to register or qualify for sale the Ordinary Shares issuable upon exerciseof the Public Warrants under applicable blue sky laws of the state of the residence of the holder to the extent an exemption is not available.

8.	Concerning the Warrant Agent and Other Matters.

8.1

Payment of Taxes. The Company shall from time to time promptly pay all taxes and charges that may be imposed upon the Company or the Warrant Agent in respect of the issuance or delivery of Ordinary Shares upon the exercise of the Warrants, but the Company shall not be obligated to pay any transfer taxes in respect of the Warrants or such shares.

8.2	Resignation, Consolidation, or Merger of Warrant Agent.

8.2.1

Appointment of Successor Warrant Agent. The Warrant Agent, or any successor to it hereafter appointed, may resign its duties and be discharged from all further duties and liabilities hereunder after giving sixty (60) days’ notice in writing to the Company. If the office of the Warrant Agent becomes vacant by resignation or incapacity to act orotherwise, the Company shall appoint in writing a successor Warrant Agent in place of theWarrant Agent. If the Company shall fail to make such appointment within a period of thirty (30) days after it has been notified in writing of such resignation or incapacity by theWarrant Agent or by the holder of a Warrant (who shall, with such notice, submit his, her,their or its Warrant for inspection by the Company), then the holder of any Warrant may apply to the Supreme Court of the State of New York for the County of New York for the appointment of a successor Warrant Agent at the Company’s cost. Any successor Warrant Agent, whether appointed by the Company or by such court, shall be a corporation organized and existing under the laws of the State of New York, in good standing and having its principal office in the Borough of Manhattan, City and State of New York, and authorized under such laws to exercise corporate trust powers and subject to supervision or examination by federal or state authority. After appointment, any successor Warrant Agent shall be vested with all the authority, powers, rights, immunities, duties, and obligations of its predecessor Warrant Agent with like effect as if originally named as Warrant Agent hereunder, without any further act or deed; but if for any reason it becomes necessary or appropriate, the predecessor Warrant Agent shall execute and deliver, at the expense of the Company, an instrument transferring to such successor Warrant Agent all the authority, powers, and rights of such predecessor Warrant Agent hereunder; and upon request of any successor Warrant Agent the Company shall make, execute, acknowledge, and deliver any and all instruments in writing for more fully and effectually vesting in and confirming to such successor Warrant Agent all such authority, powers, rights, immunities, duties, and obligations.

8.2.2

Notice of Successor Warrant Agent. In the event a successor Warrant Agent shall be appointed, the Company shall give notice thereof to the predecessor Warrant Agent and the Transfer Agent for the Ordinary Shares not later than the effective date of any such appointment.

8.2.3

Merger or Consolidation of Warrant Agent. Any corporation into which the Warrant Agent may be merged or with which it may be consolidated or any corporation resulting from any merger or consolidation to which the Warrant Agent shall be a party shall be the successor Warrant Agent under this Agreement without any further act.

8.3	Fees and Expenses of Warrant Agent.

8.3.1

Remuneration. The Company agrees to pay the Warrant Agent reasonable remuneration for its services as such Warrant Agent hereunder and shall, pursuant to its obligations under this Agreement, reimburse the Warrant Agent upon demand for all expenditures that the Warrant Agent may reasonably incur in the execution of its duties hereunder.

8.3.2

Further Assurances. The Company agrees to perform, execute, acknowledge, and deliver or cause to be performed, executed, acknowledged, and delivered all such further and other acts, instruments, and assurances as may reasonably be required by the Warrant Agent for the carrying out or performing of the provisions of this Agreement, all in accordance with a services agreement that may be entered into separately.

8.4	Liability of Warrant Agent.

8.4.1

Reliance on Company Statement. Whenever in the performance of its duties under this Agreement, the Warrant Agent shall deem it necessary or desirable that any fact or matter be proved or established by the Company prior to taking or suffering any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a statement signed by the Chief Executive Officer and Chairman of the Board, President, Chief Financial Officer, Secretary or other principal officer of the Company and delivered to the Warrant Agent. The Warrant Agent may rely upon such statement for any actiontaken or suffered in good faith by it pursuant to the provisions of this Agreement.

8.4.2

Indemnity. The Warrant Agent shall be liable hereunder only for its own or its representatives’ gross negligence, willful misconduct, fraud, bad faith or material breach of this Agreement. The Company agrees to indemnify the Warrant Agent and save it harmless against any and all liabilities, including judgments, out-of-pocket costs and reasonable outside counsel fees, for anything done or omitted by the Warrant Agent in the execution of this Agreement, except as a result of the Warrant Agent’s or its representatives’ gross negligence, willful misconduct, fraud, bad faith or material breach of this Agreement.

8.4.3

Exclusions. The Warrant Agent shall have no responsibility with respect to the validity of this Agreement or with respect to the validity or execution of any Warrant (except its countersignature thereof). The Warrant Agent shall not be responsible for any breach by the Company of any covenant or condition contained in this Agreement or in any Warrant. The Warrant Agent shall not be responsible to make any adjustments required under the provisions of Section 4 hereof or responsible for the manner, method, or amount of any such adjustment or the ascertaining of the existence of facts that would require any such adjustment, other than making such adjustments as directed by the Company; nor shall it by any act hereunder be deemed to make any representation or warranty as to the authorization or reservation of any Ordinary Shares to be issued pursuant to this Agreement or any Warrant or as to whether any Ordinary Shares shall, when issued, be valid and fully paid and nonassessable.

8.5

Acceptance of Agency. The Warrant Agent hereby accepts the agency established by this Agreement and agrees to perform the same upon the terms and conditions herein set forth and among other things, shall account promptly to the Company with respect to Warrants exercised and concurrently account for, and pay to the Company, all monies received by the Warrant Agent for the purchase of Ordinary Shares through the exercise of the Warrants.

8.6

Waiver. The Warrant Agent has no right of set-off or any other right, title, interest or claim of any kind (“Claim”) in, or to any distribution of, the Trust Account (as defined in that certain Investment Management Trust Agreement, dated as of the date hereof, by and between the Company and the Warrant Agent as trustee thereunder) and hereby agrees not to seek recourse, reimbursement, payment or satisfaction for any Claim against the Trust Account for any reason whatsoever. The Warrant Agent hereby waives any and all Claims against the Trust Account and any and all rights to seek access to the Trust Account.

9.	Miscellaneous Provisions.

9.1	Successors. All the covenants and provisions of this Agreement by or for the benefit of the Company or the Warrant Agent shall bind and inure to the benefit of their respective successors and assigns.

9.2

Notices. Any notice, statement or demand authorized by this Agreement to be given or made by the Warrant Agent or by the holder of any Warrant to or on the Company shall be sufficiently given when so delivered if by hand or overnight delivery, or if sent by certified mail or private courier service within five (5) days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Company with the Warrant Agent), as follows:

AfterNext HealthTech Acquisition Corp.

301 Commerce Street, Suite 3300

Fort Worth, Texas 76102

Attention: Office of the General Counsel

with a copy to:

Latham & Watkins LLP

1271 Avenue of the Americas

New York, NY 10020

Attn: Michael Benjamin

and

Latham & Watkins LLP

811 Main Street, Suite 3700

Houston, TX 77002

Attn: Ryan J. Maierson

Any notice, statement or demand authorized by this Agreement to be given or made by the holder of any Warrant or by the Company to or on the Warrant Agent shall be sufficiently given when so delivered if by hand or overnight delivery, or if sent by certified mail or private courier service within five (5) days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Warrant Agent with the Company), as follows:

Continental Stock Transfer & Trust Company

1 State Street, 30th Floor

New York, NY 10004

Attention: Compliance Department

9.3

Applicable Law and Exclusive Forum. The validity, interpretation, and performance of this Agreement and of the Warrants shall be governed in all respects by the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The Company hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Agreement shall be brought and enforced in the courts of the City of New York, County of New York, State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction. Subject to applicable law, the Company hereby waives any objection to such jurisdiction and that such courts represent an inconvenient forum. Notwithstanding the foregoing, the provisions of this paragraph will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States of America are the sole and exclusive forum.

Any person or entity purchasing or otherwise acquiring any interest in the Warrants shall be deemed to have notice of and to have consented to the forum provisions in this Section 9.3. If any action, the subject matter of which is within the scope of the forum provisions above, is filed in a court other than a court located within the State of New York or the United States District Court for the Southern District of New York (a “foreign action”) in the name of any warrant holder, such warrant holder shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located within the State of New York or the United States District Court for the Southern District of New York in connection with any action brought in any such court to enforce the forum provisions (an “enforcement action”), and (y) having service of process made upon such warrant holder in any such enforcement action by service upon such warrant holder’s counsel in the foreign action as agent for such warrant holder.

9.4

Compliance and Confidentiality. The Warrant Agent shall perform its duties under this Agreement in compliance with all applicable laws and keep confidential all information relating to this Agreement and, except as required by applicable law, shall not use such information for any purpose other than the performance of the Warrant Agent’s obligations under this Agreement.

9.5

Persons Having Rights under this Agreement. Nothing in this Agreement shall be construed to confer upon, or give to, any person or corporation other than the parties hereto and the Registered Holders of the Warrants any right, remedy, or claim under or by reason of this Agreement or of any covenant, condition, stipulation, promise, or agreement hereof. All covenants, conditions, stipulations, promises, and agreements contained in this Agreement shall be for the sole and exclusive benefit of the parties hereto and their successors and assigns and of the Registered Holders of the Warrants.

9.6

Examination of the Warrant Agreement. A copy of this Agreement shall be available at all reasonable times at the office of the Warrant Agent in the Borough of Manhattan, City and State of New York, for inspection by the Registered Holder of any Warrant. The Warrant Agent may require any such holder to submit such holder’s Warrant for inspection by the Warrant Agent.

9.7

Counterparts. This Agreement may be executed in any number of original, electronic or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. All signatures required or contemplated by this Agreement may be electronic.

9.8	Effect of Headings. The section headings herein are for convenience only and are not part of this Agreement and shall not affect the interpretation thereof.

9.9

Amendments. This Agreement may be amended by the parties hereto without the consent of any Registered Holder for the purpose of (i) curing any ambiguity or to correct any mistake, including to conform the provisions hereof to the description of the terms of the Warrants and this Agreement set forth in the Prospectus, or defective provision contained herein, (ii) amending the definition of “Ordinary Cash Dividend” as contemplated by and in accordance with the second sentence of subsection 4.1.2, (iii) making any amendments that are necessary in the good faith determination of the Board (taking into account then- existing market precedents for initial public offerings of special purposes acquisition companies underwritten by bulge bracket investment banks) to allow for the Warrants to be classified as equity in the Company’s financial statements; provided that this clause (iii) shall not allow any modification or amendment to this Agreement that would adversely affect the rights of the Registered Holders, including by increasing the Warrant Price or shortening the Exercise Period, which shall require the vote or consent as provided in the immediately succeeding sentence, (iv) removing any cap on the number of Ordinary Shares issuable upon a “cashless exercise,” deleting Section 6.2 or amending the terms of the Private Placement Warrants, to provide that the terms of the Private Placement Warrants will not change if transferred to persons other than Permitted Transferees or to conform the provisions of the Private Placement Warrants to the terms of the Public Warrants, or (v) adding or changing any provisions arising under this Agreement as the parties may deem necessary or desirable and that the parties deem shall not adversely affect the rights of the Registered Holders under this Agreement in any material respect. All other modifications or amendments, including any amendment to increase the Warrant Price or shorten the Exercise Period, shall (i) prior to the completion by the Company of a Business Combination, require the vote or written consent of the Registered Holders of 50% of the then outstanding Public Warrants to make any change that adversely affects the rights of the Registered Holders of the Public Warrants under this Agreement and, solely with respect to the Private Placement Warrants, 50% of the then outstanding Private Placement Warrants, and (ii) following the completion by the Company of a Business Combination, require the vote or written consent of the Registered Holders of 50% of the then outstanding Warrants, voting together as a single class. Notwithstanding the foregoing, the Company may lower the Warrant Price or extend the duration of the Exercise Period pursuant to Sections 3.1 and 3.2, respectively, without the consent of the Registered Holders.

9.10

Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

Exhibit A — Form of Warrant Certificate

Exhibit B — Legend — Private Placement Warrants

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

AFTERNEXT HEALTHTECH ACQUISITION CORP.

By:	/s/ Art Heidrich
Name: Art Heidrich
Title: Secretary

CONTINENTAL STOCK TRANSFER & TRUST COMPANY, as Warrant Agent

By:	/s/ Erika Yang
Name: Erika Yang
Title: Vice President

[Signature Page to Warrant Agreement]

EXHIBIT A

Form of Warrant Certificate

[FACE]

Number

Warrants

THIS WARRANT SHALL BE VOID IF NOT EXERCISED PRIOR TO THE EXPIRATION OF THE EXERCISE PERIOD PROVIDED FOR IN THE WARRANT AGREEMENT DESCRIBED BELOW

AFTERNEXT HEALTHTECH

ACQUISITION CORP.

Incorporated Under the Laws of the Cayman Islands

CUSIP [●]

Warrant Certificate

This Warrant Certificate certifies that                    , or registered assigns, is the registered holder of                    warrant(s) evidenced hereby (the “Warrants” and each, a “Warrant”) to purchase Class A ordinary shares, $0.0001 par value (“Ordinary Shares”), of After Next HealthTech Acquisition Corp., a Cayman Islands exempted company (the “Company”). Each Warrant entitles the holder, upon exercise during the period set forth in the Warrant Agreement referred to below, to receive from the Company that number of fully paid and nonassessable Ordinary Shares as set forth below, at the exercise price (the “Exercise Price”) as determined pursuant to the Warrant Agreement, payable in lawful money(or through “cashless exercise” as provided for in the Warrant Agreement) of the United States of America upon surrender of this Warrant Certificate and payment of the Exercise Price at the office or agency of the Warrant Agent referred to below, subject to the conditions set forth herein and in the Warrant Agreement. Defined terms used in this Warrant Certificate but not defined herein shall have the meanings given to them in the Warrant Agreement.

Each whole Warrant is initially exercisable for one fully paid and non-assessable Ordinary Shares. No fractional shares will be issued upon exercise of any Warrant. If, upon the exercise of Warrants, a holder would be entitled to receive a fractional interest in an Ordinary Share, the Company will, upon exercise, round down to the nearest whole number the number of Ordinary Shares to be issued to the Warrant holder. The number of Ordinary Shares issuable upon exercise of the Warrants is subject to adjustment upon the occurrence of certain events set forth in the Warrant Agreement.

The initial Exercise Price per Ordinary Share for any Warrant is equal to $11.50 per share. The Exercise Price is subject to adjustment upon the occurrence of certain events as set forth in the Warrant Agreement.

Subject to the conditions set forth in the Warrant Agreement, the Warrants may be exercised only during the Exercise Period and to the extent not exercised by the end of such Exercise Period, such Warrants shall become void. The Warrants may be redeemed, subject to certain conditions, as set forth in the Warrant Agreement.

Reference is hereby made to the further provisions of this Warrant Certificate set forth on the reverse hereof and such further provisions shall for all purposes have the same effect as though fully set forth at this place.

This Warrant Certificate shall not be valid unless countersigned by the Warrant Agent, as such term is used in the Warrant Agreement.

This Warrant Certificate shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to conflicts of laws principles thereof.

AFTERNEXT HEALTHTECH ACQUISITION CORP.

By:
Name:
Title:

CONTINENTAL STOCK TRANSFER & TRUST COMPANY, as Warrant Agent

By:
Name:
Title:

[Form of Warrant Certificate]

[Reverse]

The Warrants evidenced by this Warrant Certificate are part of a duly authorized issue of Warrants entitling the holder on exercise to receive Ordinary Shares and are issued or to be issued pursuant to a Warrant Agreement dated as of August 12, 2021 (the “Warrant Agreement”), duly executed and delivered by the Company to Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent (the “Warrant Agent”), which Warrant Agreement is hereby incorporated by reference in and made a part of this instrument and is hereby referred to for a description of the rights, limitation of rights, obligations, duties and immunities thereunder of the Warrant Agent, the Company and the holders (the words “holders” or “holder” meaning the Registered Holders or Registered Holder, respectively) of the Warrants. A copy of the Warrant Agreement may be obtained by the holder hereof upon written request to the Company. Defined terms used in this Warrant Certificate but not defined herein shall have the meanings given to them in the Warrant Agreement.

Warrants may be exercised at any time during the Exercise Period set forth in the Warrant Agreement. The holder of Warrants evidenced by this Warrant Certificate may exercise them by surrendering this Warrant Certificate, with the form of Election to Purchase set forth hereon properly completed and executed, together with payment of the Exercise Price as specified in the Warrant Agreement (or through “cashless exercise” as provided for in the Warrant Agreement) at the principal corporate trust office of the Warrant Agent. In the event that upon any exercise of Warrants evidenced hereby the number of Warrants exercised shall be less than the total number of Warrants evidenced hereby, there shall be issued to the holder hereof or his, her or its assignee, a new Warrant Certificate evidencing the number of Warrants not exercised.

Notwithstanding anything else in this Warrant Certificate or the Warrant Agreement, no Warrant may be exercised unless at the time of exercise (i) a registration statement covering the Ordinary Shares to be issued upon exercise is effective under the Securities Act and (ii) a prospectus thereunder relating to the Ordinary Shares is current, except through “cashless exercise” as provided for in the Warrant Agreement.

The Warrant Agreement provides that upon the occurrence of certain events the number of Ordinary Shares issuable upon exercise of the Warrants set forth on the face hereof may, subject to certain conditions, be adjusted. If, upon exercise of a Warrant, the holder thereof would be entitled to receive a fractional interest in an Ordinary Share, the Company shall, upon exercise, round down to the nearest whole number of Ordinary Shares to be issued to the holder of the Warrant.

Warrant Certificates, when surrendered at the principal corporate trust office of the Warrant Agent by the Registered Holder thereof in person or by legal representative or attorney duly authorized in writing, may be exchanged, in the manner and subject to the limitations provided in the Warrant Agreement, but without payment of any service charge, for another Warrant Certificate or Warrant Certificates of like tenor evidencing in the aggregate a like number of Warrants.

Upon due presentation for registration of transfer of this Warrant Certificate at the office of the Warrant Agent a new Warrant Certificate or Warrant Certificates of like tenor and evidencing in the aggregate a like number of Warrants shall be issued to the transferee(s) in exchange for this Warrant Certificate, subject to the limitations provided in the Warrant Agreement, without charge except for any tax or other governmental charge imposed in connection therewith.

The Company and the Warrant Agent may deem and treat the Registered Holder(s) hereof as the absolute owner(s) of this Warrant Certificate (notwithstanding any notation of ownership or other writing hereon made by anyone), for the purpose of any exercise hereof, of any distribution to the holder(s) hereof, and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary. Neither the Warrants nor this Warrant Certificate entitles any holder hereof to any rights of a shareholder of the Company.

Election to Purchase

(To Be Executed Upon Exercise of Warrant)

The undersigned hereby irrevocably elects to exercise the right, represented by this Warrant Certificate, to receive                     Ordinary Shares and herewith tenders payment for such shares to the order of AfterNext HealthTech Acquisition Corp. (the “Company”) in the amount of $                    in accordance with the terms hereof. The undersigned requests that a certificate for such Ordinary Shares be registered in the name of                    , whose address is                      and that such Ordinary Shares be delivered to                    whose address is                     . If said number of Ordinary Shares is less than all of the Ordinary Shares purchasable hereunder, the undersigned requests that a new Warrant Certificate representing the remaining balance of such Ordinary Shares be registered in the name of                    , whose address is                    , and that such Warrant Certificate be delivered to                    , whose address is                     .

In the event that the Warrant has been called for redemption by the Company pursuant to Section 6.1 of the Warrant Agreement and the Company has required “cashless exercise” pursuant to Section 6.4 of the Warrant Agreement, the number of Ordinary Shares that for which this Warrant is exercisable for shall be determined in accordance with subsection 3.3.1(b) and Section 6.4 of this Warrant Agreement.

In the event that the Warrant has been called for redemption by the Company pursuant to Section 6.2 of the Warrant Agreement and a holder thereof elects to exercise its Warrant pursuant to a Make-Whole Exercise, the number of Ordinary Shares that this Warrant is exercisable for shall be determined in accordance with subsection 3.3.1(c) and Section 6.2 of the Warrant Agreement.

In the event that the Warrant is to be exercised on a “cashless” basis pursuant to Section 7.4 of the Warrant Agreement, the number of Ordinary Shares that this Warrant is exercisable for shall be determined in accordance with Section 7.4 of the Warrant Agreement.

In the event that the Warrant may be exercised, to the extent allowed by the Warrant Agreement, through cashless exercise (i) the number of Ordinary Shares that this Warrant is exercisable for would be determined in accordance with the relevant section of the Warrant Agreement which allows for such cashless exercise and (ii) the holder hereof shall complete the following: The undersigned hereby irrevocably elects to exercise the right, represented by this Warrant Certificate, through the cashless exercise provisions of the Warrant Agreement, to receive Ordinary Shares. If said number of Ordinary Shares is less than all of the Ordinary Shares purchasable hereunder (after giving effect to the cashless exercise), the undersigned requests that a new Warrant Certificate representing the remaining balance of such Ordinary Shares be registered in the name of                     , whose address is                    , and that such Warrant Certificate be delivered to                    , whose address is                     .

Date: , 20
(Signature)

(Address)

(Tax Identification Number)

Signature Guaranteed:
THE SIGNATURE(S) SHOULD BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM, PURSUANT TO S.E.C. RULE 17Ad-15).

EXHIBIT B

LEGEND

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS, AND MAY NOT BE OFFERED, SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND ANY APPLICABLE STATE SECURITIES LAWS OR AN EXEMPTION FROM REGISTRATION IS AVAILABLE. IN ADDITION, SUBJECT TO ANY ADDITIONAL LIMITATIONS ON TRANSFER DESCRIBED IN THE LETTER AGREEMENT BY AND AMONG AFTERNEXT HEALTHTECH ACQUISITION CORP. (THE “COMPANY”), AFTERNEXT HEALTHTECH SPONSOR, SERIES LLC AND THE OTHER PARTIES THERETO, THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD OR TRANSFERRED PRIOR TO THE DATE THAT IS THIRTY (30) DAYS AFTER THE DATE UPON WHICH THE COMPANY COMPLETES ITS INITIAL BUSINESS COMBINATION (AS DEFINED IN SECTION 3 OF THE WARRANT AGREEMENT REFERRED TO HEREIN) EXCEPT TO A PERMITTED TRANSFEREE (AS DEFINED IN SECTION 2 OF THE WARRANT AGREEMENT) WHO AGREES IN WRITING WITH THE COMPANY TO BE SUBJECT TO SUCH TRANSFER PROVISIONS.

SECURITIES EVIDENCED BY THIS CERTIFICATE AND ORDINARY SHARES OF THE COMPANY ISSUED UPON EXERCISE OF SUCH SECURITIES SHALL BE ENTITLED TO REGISTRATION RIGHTS UNDER THE REGISTRATION RIGHTS AGREEMENT EXECUTED BY THE COMPANY.

B - 1